FILED PURSUANT TO RULE 433
                                                     REGISTRATION NO. 333-142342
                                                                  APRIL 26, 2007

                               PRICING TERM SHEETS

                              5.550% NOTES DUE 2017


ISSUER:                                  The Estee Lauder Companies Inc.

SECURITY:                                5.550% Notes due 2017

SIZE:                                    $300,000,000

MATURITY DATE:                           May 15, 2017

COUPON:                                  5.550%

INTEREST PAYMENT DATES:                  May 15 and November 15, commencing
                                         November 15, 2007

PRICE TO PUBLIC:                         99.845%

BENCHMARK TREASURY:                      4.625% due February 15, 2017

BENCHMARK TREASURY YIELD:                4.690%

SPREAD TO BENCHMARK TREASURY:            + 88 bp

YIELD:                                   5.570%

MAKE-WHOLE CALL:                         T + 15 bp

EXPECTED SETTLEMENT DATE:                May 1, 2007

CUSIP:                                   29736RAB6

ANTICIPATED RATINGS:                     A2 by Moody's Investors Service, Inc.
                                         A by Standard & Poor's Ratings Services

JOINT BOOK-RUNNING MANAGERS:             Citigroup Global Markets Inc.
                                         J.P. Morgan Securities Inc.

                               6.000% NOTES DUE 2037


ISSUER:                                  The Estee Lauder Companies Inc.

SECURITY:                                6.000% Notes due 2037

SIZE:                                    $300,000,000

MATURITY DATE:                           May 15, 2037

COUPON:                                  6.000%

INTEREST PAYMENT DATES:                  May 15 and November 15, commencing
                                         November 15, 2007

PRICE TO PUBLIC:                         98.722%

BENCHMARK TREASURY:                      4.500% due February 15, 2036

BENCHMARK TREASURY YIELD:                4.893%

SPREAD TO BENCHMARK TREASURY:            + 120 bp

YIELD:                                   6.093%

MAKE-WHOLE CALL:                         T + 20 bp

EXPECTED SETTLEMENT DATE:                May 1, 2007

CUSIP:                                   29736RAC4

ANTICIPATED RATINGS:                     A2 by Moody's Investors Service, Inc.
                                         A by Standard & Poor's Ratings Services

JOINT BOOK-RUNNING MANAGERS:             Citigroup Global Markets Inc.
                                         J.P. Morgan Securities Inc.


                                                      PRO FORMA AS ADJUSTED (1)
                                              SIX MONTHS ENDED         YEAR ENDED
                                             DECEMBER 31, 2006        JUNE 30,2006


Ratio of Earnings to Fixed Charges..........       7.04                    5.51


(1) Adjusted for $300 million of notes outstanding at a cost of 5.550% per annum and $300 million of notes outstanding at a cost of 6.000% per annum for the applicable period.


Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ESTEE LAUDER COMPANIES INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND A PROSPECTUS SUPPLEMENT) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS SUPPLEMENT AND PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ESTEE LAUDER COMPANIES INC., ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT 1-877-858-5407 OR J.P. MORGAN SECURITIES INC. COLLECT AT 212-834-4533.





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